EXHIBIT 5

OPINION AND CONSENT OF VORYS, SATER, SEYMOUR AND PEASE LLP

November 12, 2004

FirstMerit Corporation
III Cascade Plaza
Akron, OH 44308

RE:	FirstMerit Corporation – Registration Statement for Offering of 4,000,000 Shares of Common Stock

Dear Ladies and Gentlemen:

     We have acted as counsel to FirstMerit Corporation (the “Company”) in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of 4,000,000 shares of Common Stock, no par value, of the Company (the “Common Shares”) for issuance under the FirstMerit Corporation Amended and Restated 2002 Stock Plan (the “2002 Plan”).

     This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

     We have reviewed such documents, records and matters of law as we have deemed necessary for purposes of this opinion letter. Based on such review, we are of the opinion that, if, as and when Common Shares are issued and sold (and the consideration therefore received) pursuant to the provisions of the 2002 Plan and in accordance with the Registration Statement, such Common Shares will be duly authorized, legally issued, fully paid and nonassessable.

     We consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement.

     This opinion letter is rendered as of the date first written above, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the 2002 Plan, or the Common Shares issuable under the 2002 Plan.

Very truly yours,

VORYS, SATER, SEYMOUR AND PEASE LLP